Exhibit 3.1

FIRST AMENDMENT

TO THE

BYLAWS OF THE BANK HOLDINGS

ARTICLE II

Meetings of Shareholders

Section 14.  Nominations of Directors.  Nominations for election of members of the Board may be made by the Board or by any holder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of Directors) shall be made in writing and shall be delivered or mailed to the Chairman of the Board of the Corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of Directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a Director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a Director between the last day for giving notice in accordance with this paragraph and the date of election of Directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

The FIRST AMENDMENT TO THE BYLAWS OF THE BANK HOLDINGS, ARTICLE II, Meetings of Shareholders, Section 14.  Nominations of Directors. was adopted  pursuant to :

ARTICLE IX

Amendments

Section 1.  Amendment by Shareholders.  New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Articles of Incorporation set forth the number of authorized directors of the Corporation, the authorized number of directors may be changed only by an amendment of the Articles of Incorporation.

Section 2.  Amendment by Directors.  Subject to the rights of the shareholders as provided in Section 1 of this Article IX, Bylaws, may be adopted, amended, or repealed by only a vote of not less than two-thirds of the full Board of Directors.

Section 3.  Record of Amendments.  Whenever an amendment or new Bylaw is adopted or repealed, such new Bylaw, amendment or repeal shall be certified by the Secretary or Assistant Secretary of the Corporation and filed or copied in the book of Bylaws with the original Bylaws.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1)                                That I am the duly elected and acting Assistant Secretary of The Bank Holdings, a Nevada corporation; and

(2)                                That the foregoing FIRST AMENDMENT TO THE BYLAWS OF THE BANK HOLDINGS, ARTICLE II, Meetings of Shareholders, Section 14.  Nominations of Directors. was duly adopted by action of the Board of Directors of the Corporation duly taken on April, 24, 2008

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the Corporation this 25th day of April, 2008.

/s/Shelle K. Grim-Brooks
Shelle K. Grim-Brooks, Assistant Secretary

SEAL